Exhibit B-4

[JPMorgan Chase Bank Letterhead]

JPMorgan Chase Bank

Institutional Trust Services

4 New York Plaza, 15th Floor

New York, NY 10004

Tel: (212) 623-5182

Fax: (212) 623-6216/6215

The Export-Import Bank of Korea	Cleary, Gottlieb, Steen & Hamilton
16-1 Yoido-Dong	Bank of China Tower
Youngdungpo-Gu	One Garden Road, Hong Kong
Seoul 150-010, Korea	Attn: Hongki Moon
Attn: Mr. Yeon-Hee Lee	Tel: (852) 2532-3719
Tel: (852) 2532-3719	Fax: (852) 2845-9026
E-mail: hmoon@cgsh.com

May 3, 2004

Dear Mr. Yeon-Hee Lee:

Reference is made to paragraph 9(e) of the Fiscal Agency Agreement dated as of August 1, 1991. Please be advised that effective year 1996, Chemical Banking Corporation merged with Chase Manhattan Corporation forming a new entity called The Chase Manhattan Corporation; December 2000, Chase Manhattan Corporation merged with JPMorgan & Co. forming a new entity called JPMorgan Chase Bank. JPMorgan Chase Bank, as Successor Agent, will assume all duties covered in the Fiscal Agency Agreement.

If you have any question, please feel free to contact me at the number above.

Regards,

/s/ LENA AMINOVA
Name:	Lena Aminova
Title:	Trust Officer